Exhibit 10.1
March 24, 2020

William R. McDermott

Dear Bill:
On behalf of ServiceNow, Inc. (the “Company”), this amendment (the “Amendment”) to our letter agreement of October 22, 2019 (the “Agreement”) sets forth our further agreement with respect to certain make-whole payments to be made by the Company.
The Company acknowledges that, in connection with certain agreements between you and your prior employer, you would have been entitled to receive a non-competition payment (the “Non-competition Payment”) on December 27, 2019. As a result of your employment by the Company and your receipt of compensation from the Company, you will not be receiving the full amount of the Non-competition Payment from your prior employer.
The Company further acknowledges that Section 3(c) of the Agreement provides that, in the event that your prior employer refuses to make certain payments to you under a long term incentive program sponsored by that prior employer (the “LTIP Payments”) despite your best efforts to obtain such payments, the Company will make certain Make-Whole Payments to you in amounts not to exceed $21,115,498 in the aggregate related to the LTIP Payments.
In recognition of the fact that your prior employer has refused to make full payment of the Non-competition Payment despite your best efforts to obtain such payment, the Company has agreed that it will compensate you for the lost benefits associated with the Non-competition Payment in an amount equal to $3,900,000 (the “Non-competition Make-Whole Payment”). The Non-competition Make-Whole Payment will be made to you within 30 days of the date of this Amendment.
We have further agreed that the total of the Non-competition Make-Whole Payment and any and all Make-Whole Payments described in Section 3(c) of the Agreement will not exceed, in the aggregate, $21,115,498. For avoidance of doubt, in the event that there is a shortfall on the LTIP Payments from your prior employer and the Company is required to make Make-Whole Payments to you, the total of such payments, together with the Non-Competition Make-Whole Payment shall not exceed $21,115,498.

Except as modified by this Amendment, all other terms of the Agreement shall remain in full force and effect.
ServiceNow, Inc.
/s/ Jeffrey A. Miller
___________________________
By: Jeffrey A. Miller
Lead Independent Director and Chairman of the
Leadership Development and Compensation
Committee of the Board of Directors

Date: March 24, 2020

Agreed and Accepted:
William R. “Bill” McDermott
/s/ William R. McDermott
____________________
Date: March 24, 2020